News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2019 RESULTS
Q4’19 GAAP: Net Sales +4%; Diluted Net Loss per Share $2.12, -394% Q4’19 CORE: Organic Sales +7%; Core EPS $1.10, +17%; Currency-Neutral Core EPS +26%
FY ’19 GAAP: Net Sales +1%; Diluted Net EPS $1.43, -61% FY ’19 CORE: Organic Sales +5%; Core EPS $4.52, +7%; Currency-Neutral Core EPS +15%
CINCINNATI, July 30, 2019 - The Procter & Gamble Company (NYSE:PG) reported fourth quarter fiscal year 2019 net sales of $17.1 billion, an increase of four percent versus the prior year. Excluding the impacts of foreign exchange, acquisitions and divestitures, organic sales increased seven percent, driven by a three percent increase in organic volume. Diluted net loss per share was $2.12, down $2.84 versus the prior year due primarily to one-time, non-cash accounting adjustments to the carrying values of the Gillette Shave Care business. Core earnings per share increased 17% to $1.10 driven by strong organic sales growth and core operating margin expansion. Currency-neutral core EPS increased 26% versus the prior year. The Company generated $4.2 billion of operating cash flow in the quarter, with adjusted free cash flow productivity of 122%.
For fiscal year 2019, the Company reported net sales of $67.7 billion, an increase of one percent versus the prior year. Excluding the impacts of foreign exchange, acquisitions and divestitures, organic sales increased five percent, driven by a two percent increase in organic volume. Diluted net earnings per share were $1.43, a decrease of 61% versus the prior year due primarily to the accounting adjustments to carrying values of the Gillette Shave Care business. Core earnings per share increased seven percent to $4.52. Currency-neutral core EPS increased 15%. The Company generated $15.2 billion of operating cash flow in fiscal 2019 with adjusted free cash flow productivity of 105%. P&G returned $12.5 billion of value to shareholders in fiscal 2019 through $7.5 billion of dividend payments and $5.0 billion of direct share repurchases.
“We met or exceeded each of our going-in core targets for sales, profit and cash in fiscal 2019,” said David Taylor, Chairman, President and Chief Executive Officer. “We built sales, market share and profit margin momentum throughout the year, ending with our strongest quarter of organic sales growth in well over a decade. Looking ahead, we will continue to focus on superiority, productivity, constructive disruption and improving P&G’s organization and culture to deliver sustainable, balanced top-line and bottom-line growth along with strong cash generation in a challenging competitive and macroeconomic environment.”
April - June 2019 Quarter Discussion
Net sales in the fourth quarter of fiscal year 2019 were $17.1 billion, up four percent versus the prior year. Unfavorable foreign exchange was a four percent hurt to sales for the quarter. Excluding the impacts of foreign exchange, acquisitions and divestitures, organic sales increased seven percent driven by a three percent increase in organic shipment volume. Increased pricing added three percentage points to organic sales. Positive mix impact was a two percent help to organic sales due to strong growth in developed markets and disproportionate organic growth of the premium SK-II brand and the Personal Health Care category.

April - June 2019 Net Sales Drivers (1)	Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales	Organic Volume	Organic Sales
Beauty	2%	(5)%	2%	5%	(1)%	3%	1%	8%
Grooming	(1)%	(6)%	3%	1%	—%	(3)%	(1)%	4%
Health Care	8%	(4)%	3%	4%	2%	13%	3%	10%
Fabric & Home Care	5%	(4)%	4%	1%	(1)%	5%	5%	10%
Baby, Feminine & Family Care	1%	(4)%	3%	1%	—%	1%	1%	5%
Total P&G	3%	(4)%	3%	2%	—%	4%	3%	7%

(1)	Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.

(2)
Other includes the sales mix impact from acquisitions and divestitures, the impact from the July 1, 2018 adoption of new accounting standards for "Revenue from Contracts with Customers" and rounding impacts necessary to reconcile volume to net sales.

•
Beauty segment organic sales increased eight percent versus year ago. Skin and Personal Care organic sales increased mid-teens driven by market growth, innovation, positive product mix from the disproportionate growth of the super-premium SK-II brand and Olay Skin Care and increased pricing. Hair Care organic sales increased low single digits due to innovation and devaluation-driven price increases.

•
Grooming segment organic sales increased four percent. Shave Care organic sales increased low single digits as positive geographic mix help from the growth of developed regions and the benefit of devaluation-driven price increases were partially offset by related unit volume declines and market contraction in certain regions. Appliances organic sales increased double digits due to premium innovation, positive mix help from the disproportionate growth of developed regions and increased pricing.

•
Health Care segment organic sales increased ten percent. Oral Care organic sales increased high single digits driven by premium innovation, positive mix from the disproportionate growth of developed regions and premium power brush and paste products and increased pricing. Personal Health Care organic sales increased mid-teens due to innovation, a late season increase in cough and cold incidents and favorable mix due to the disproportionate growth of developed regions and respiratory products which have higher than category-average selling prices.

•
Fabric and Home Care segment organic sales increased ten percent. Fabric Care organic sales increased double digits driven by innovation, market growth, devaluation-related pricing and positive mix due to the disproportionate growth of premium products. Home Care organic sales increased double digits driven by innovation and devaluation-related price increases.

•
Baby, Feminine and Family Care segment organic sales increased five percent. Baby Care organic sales increased low single digits due to devaluation-related price increases and positive mix from the disproportionate growth of premium products, partially offset by reduced volumes due to increased pricing, competitive activity and category contraction in certain markets. Feminine Care organic sales increased high single digits driven by innovation, favorable mix due to the disproportionate growth of premium products and devaluation-related price increases. Family Care organic sales increased mid-single digits due to innovation and increased pricing, partially offset by negative mix impact from the disproportionate growth of the club channel.

Diluted net loss per share was $2.12, significantly below prior year due to the one-time, non-cash charge to adjust the carrying value of Gillette Shave Care goodwill and trade name intangible assets. This impact was partially offset by the charges for early debt extinguishment in the base period. Core earnings per share were $1.10, a 17% increase versus the prior year, driven primarily by the increase in net sales, increased core operating margins and a lower effective tax rate. Currency-neutral core earnings per share increased 26% for the quarter.
Reported gross margin increased 270 basis points, including 150 basis points of lower non-core restructuring charges versus the prior year. Core gross margin increased 120 basis points, including 40 basis points of negative foreign exchange impacts. On a currency-neutral basis, core gross margin increased 160 basis points. 200 basis points of productivity savings and 160 basis points of pricing benefit were partially offset by 60 basis points of commodity cost increases, 20 basis points of innovation reinvestments and 120 basis points of unfavorable product mix and other impacts.
Reported selling, general and administrative expense (SG&A) as a percentage of sales decreased 10 basis points versus the prior year. Core SG&A as a percentage of sales decreased approximately 20 basis points versus the prior year, including approximately 30 basis points of negative foreign exchange impacts. On a currency-neutral basis, core SG&A as a percentage of sales decreased approximately 50 basis points. 190 basis points of sales leverage benefit, 140 basis points of savings from marketing expenses and overheads and 100 basis points of gain from the sale of real estate in Boston were partially offset by 170 basis points of marketing reinvestments, 180 basis points from capability investments primarily in sales and research and development, higher compensation costs driven by above-target results and general salary inflation, and 30 basis points from costs related to the Merck OTC business and other impacts.
Reported operating profit margin was negative 30.4% in the period due to the current period charges for the Gillette Shave Care carrying value adjustments. Excluding this adjustment and 150 basis points of help from lower non-core restructuring charges, core operating margin increased 130 basis points to 19.6%, including approximately 80 basis points of negative foreign exchange impacts. On a currency-neutral basis, core operating margin increased 210 basis points including total productivity cost savings of 340 basis points for the quarter.
Fiscal Year 2019 Results
Fiscal year 2019 net sales were $67.7 billion, an increase of one percent versus the prior year. Excluding the impact of foreign exchange, acquisitions and divestitures, organic sales increased five percent on a two percent increase in organic volume. Diluted net earnings per share were $1.43, a decrease of 61% versus the prior year, primarily due to the charges to reduce the Gillette Shave Care carrying value in fiscal 2019. This impact was partially offset by early debt extinguishment and U.S. tax reform charges in the base period. Core earnings per share were $4.52, an increase of seven percent driven by the increase in net sales and lower effective tax rates. Excluding the impact of foreign currency, currency-neutral core earnings per share increased 15%.
Goodwill and Intangibles Impairment
During the April-June 2019 quarter, the Company took a non-cash, after-tax charge of $8 billion to adjust U.S. Dollar carrying values of goodwill and trade name intangible assets in the Gillette Shave Care business. The charge is a non-core EPS adjustment of $3.02 in the quarter and $3.03 in fiscal year 2019. (Refer to Exhibit 1: Non-GAAP Measures for the full reconciliation of GAAP to Core EPS results for the quarter and fiscal year.) The impairment was due primarily to significant currency devaluations that have occurred since carrying values were initially established nearly 14 years ago in 2005. The Shave Care business has also been negatively impacted by market contraction of blades and razors, primarily in developed markets, due to lower shaving frequency, and competitive activities. P&G said the Shave Care business has consistently generated significant earnings and cash flow and continues to be a strategic business with attractive earnings, cash flow and growth opportunities.

Fiscal Year 2020 Guidance
The Company said it expects fiscal year 2020 all-in sales growth in the range of three to four percent versus the prior fiscal year. The estimate includes a modest negative impact from foreign exchange, which is largely offset by a positive net impact from acquisitions and divestitures. P&G expects organic sales growth in the range of three to four percent.
The Company is guiding to a GAAP diluted net earnings per share growth in the range of 222% to 240%, noting that the comparison period is significantly depressed by the Gillette Shave Care carrying value adjustment discussed above. Core earnings per share are expected to increase four to nine percent (mid-to-high single digits) versus fiscal 2019 Core EPS of $4.52. P&G said its current outlook for commodities, foreign exchange, transportation and tariffs is expected to provide a modest net benefit to earnings growth in fiscal year 2020.
The Company is not able to reconcile its forward-looking non-GAAP effective tax rate and non-GAAP cash flow productivity measures without unreasonable efforts because the Company cannot predict the timing and amounts of discrete items, such as acquisitions, divestitures, or impairments, which could significantly impact GAAP results.
P&G said its core effective tax rate in fiscal 2020 should be in the range of 17% to 18%.
P&G expects adjusted free cash flow productivity of 90% for the fiscal year.
Capital spending is estimated to be in the range of 4.5% to 5% of net sales.
P&G estimates it will pay more than $7.5 billion in dividends and repurchase $6 billion to $8 billion of common shares in fiscal 2020.

Forward-Looking Statements
Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.
Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to affect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to factors outside of our control, such as natural disasters and acts of war or terrorism; (5) the ability to successfully manage cost fluctuations and pressures, including prices of commodities and raw materials, and costs of labor, transportation, energy, pension and healthcare;  (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits and technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third-party relationships, such as our suppliers, contract manufacturers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third party information technology systems, networks and services, and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage uncertainties related to changing political conditions (including the United Kingdom’s decision to leave the European Union) and potential implications such as exchange rate fluctuations and market contraction; (13) the ability to successfully manage regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, product and packaging composition, intellectual property, antitrust, data protection, tax, environmental, and accounting and financial reporting) and to resolve pending matters within current estimates; (14) the ability to manage changes in applicable tax laws and regulations including maintaining our intended tax treatment of divestiture transactions; (15) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; and (16) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes, while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited.  For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.
About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.
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P&G Media Contacts:
Damon Jones, 513.983.0190
Jennifer Corso, 513.983.2570
P&G Investor Relations Contact:
John Chevalier, 513.983.9974

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Earnings Information
	Three Months Ended June 30			Twelve Months Ended June 30
	2019	2018	% Chg	2019	2018	% Chg
NET SALES	$17,094	$16,503	4%	$67,684	$66,832	1%
Cost of products sold	8,938	9,070	(1)%	34,768	34,432	1%
GROSS PROFIT	8,156	7,433	10%	32,916	32,400	2%
Selling, general and administrative expense	5,003	4,846	3%	19,084	19,037	—%
Goodwill and indefinite-lived intangibles impairment charges	8,345	—		8,345	—
OPERATING INCOME/(LOSS)	(5,192)	2,587	(301)%	5,487	13,363	(59)%
Interest expense	111	136	(18)%	509	506	1%
Interest income	52	63	(17)%	220	247	(11)%
Other non-operating income/(expense), net	186	(225)	(183)%	871	222	292%
EARNINGS/(LOSS) BEFORE INCOME TAXES	(5,065)	2,289	(321)%	6,069	13,326	(54)%
Income taxes	172	399	(57)%	2,103	3,465	(39)%
NET EARNINGS/(LOSS)	(5,237)	1,890	(377)%	3,966	9,861	(60)%
Less: Net earnings/(loss) attributable to noncontrolling interests	4	(1)	N/A	69	111	(38)%
NET EARNINGS/(LOSS) ATTRIBUTABLE TO PROCTER & GAMBLE	$(5,241)	$1,891	(377)%	$3,897	$9,750	(60)%

EFFECTIVE TAX RATE	(3.4)%	17.4%		34.7%	26.0%

NET EARNINGS PER COMMON SHARE: (1)
Basic	$(2.12)	$0.73	(390)%	$1.45	$3.75	(61)%
Diluted	$(2.12)	$0.72	(394)%	$1.43	$3.67	(61)%

DIVIDENDS PER COMMON SHARE	$0.7459	$0.7172	4%	$2.8975	$2.7860	4%
Diluted Weighted Average Common Shares Outstanding	2,509.6	2,620.9		2,539.5	2,656.7

COMPARISONS AS A % OF NET SALES			Basis Pt Change			Basis Pt Change
Gross margin	47.7%	45.0%	270	48.6%	48.5%	10
Selling, general and administrative expense	29.3%	29.4%	(10)	28.2%	28.5%	(30)
Operating margin	(30.4)%	15.7%	(4,610)	8.1%	20.0%	(1,190)
Earnings/(loss) from continuing operations before income taxes	(29.6)%	13.9%	(4,350)	9.0%	19.9%	(1,090)
Net earnings/(loss) from continuing operations	(30.6)%	11.5%	(4,210)	5.9%	14.8%	(890)
Net earnings/(loss) attributable to Procter & Gamble	(30.7)%	11.5%	(4,220)	5.8%	14.6%	(880)

(1)	Basic net earnings per common share and Diluted net earnings per common share are calculated on Net earnings attributable to Procter & Gamble.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Earnings Information

	Three Months Ended June 30, 2019
	Net Sales	% Change Versus Year Ago	Earnings/(Loss) from Continuing Operations Before Income Taxes	% Change Versus Year Ago	Net Earnings/(Loss) from Continuing Operations	% Change Versus Year Ago
Beauty	$3,190	3%	$696	(2)%	$555	2%
Grooming	1,596	(3)%	583	34%	467	35%
Health Care	2,038	13%	413	24%	309	42%
Fabric & Home Care	5,653	5%	1,209	33%	934	58%
Baby, Feminine & Family Care	4,501	1%	900	16%	682	41%
Corporate	116	(3)%	(8,866)	N/A	(8,184)	N/A
Total Company	$17,094	4%	$(5,065)	(321)%	$(5,237)	(377)%

	Three Months Ended June 30, 2019
	(Percent Change vs. Year Ago) (1)
	Volume with Acquisitions & Divestitures	Volume Excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix	Other (2)	Net Sales Growth
Beauty	2%	1%	(5)%	2%	5%	(1)%	3%
Grooming	(1)%	(1)%	(6)%	3%	1%	—%	(3)%
Health Care	8%	3%	(4)%	3%	4%	2%	13%
Fabric & Home Care	5%	5%	(4)%	4%	1%	(1)%	5%
Baby, Feminine & Family Care	1%	1%	(4)%	3%	1%	—%	1%
Total Company	3%	3%	(4)%	3%	2%	—%	4%

	Twelve Months Ended June 30, 2019
	Net Sales	% Change Versus Year Ago	Earnings/(Loss) from Continuing Operations Before Income Taxes	% Change Versus Year Ago	Net Earnings/(Loss) from Continuing Operations	% Change Versus Year Ago
Beauty	$12,897	4%	$3,282	8%	$2,637	14%
Grooming	6,199	(5)%	1,777	(1)%	1,529	7%
Health Care	8,218	5%	1,984	3%	1,519	18%
Fabric & Home Care	22,080	3%	4,601	10%	3,518	30%
Baby, Feminine & Family Care	17,806	(2)%	3,593	2%	2,734	21%
Corporate	484	(3)%	(9,168)	N/A	(7,971)	N/A
Total Company	$67,684	1%	$6,069	(54)%	$3,966	(60)%

	Twelve Months Ended June 30, 2019
	(Percent Change vs. Year Ago) (1)
	Volume with Acquisitions & Divestitures	Volume Excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix	Other (2)	Net Sales Growth
Beauty	3%	2%	(4)%	2%	4%	(1)%	4%
Grooming	(1)%	(1)%	(5)%	2%	—%	(1)%	(5)%
Health Care	5%	4%	(3)%	1%	2%	—%	5%
Fabric & Home Care	4%	5%	(3)%	1%	1%	—%	3%
Baby, Feminine & Family Care	1%	1%	(4)%	1%	—%	—%	(2)%
Total Company	3%	2%	(4)%	2%	1%	(1)%	1%

(1)	Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.

(2)
Other includes the sales mix impact from acquisitions and divestitures, the impact from the adoption of the new accounting standard for "Revenue from Contracts with Customers" in fiscal 2019 and rounding impacts necessary to reconcile volume to net sales.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Statements of Cash Flows
	Twelve Months Ended June 30
	2019	2018
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF YEAR	$2,569	$5,569
OPERATING ACTIVITIES
Net earnings	3,966	9,861
Depreciation and amortization	2,824	2,834
Loss on early extinguishment of debt	—	346
Share-based compensation expense	515	395
Deferred income taxes	(411)	(1,844)
Gain on sale of assets	(678)	(176)
Goodwill and indefinite-lived intangible impairment charges	8,345	—
Change in accounts receivable	(276)	(177)
Change in inventories	(239)	(188)
Change in accounts payable, accrued and other liabilities	1,856	1,385
Change in other operating assets and liabilities	(973)	2,000
Other	313	431
TOTAL OPERATING ACTIVITIES	15,242	14,867
INVESTING ACTIVITIES
Capital expenditures	(3,347)	(3,717)
Proceeds from asset sales	394	269
Acquisitions, net of cash acquired	(3,945)	(109)
Purchases of short-term investments	(158)	(3,909)
Proceeds from sales and maturities of short-term investments	3,628	3,928
Change in other investments	(62)	27
TOTAL INVESTING ACTIVITIES	(3,490)	(3,511)
FINANCING ACTIVITIES
Dividends to shareholders	(7,498)	(7,310)
Change in short-term debt	(2,215)	(3,437)
Additions to long-term debt	2,367	5,072
Reductions of long-term debt (1)	(969)	(2,873)
Treasury stock purchases	(5,003)	(7,004)
Impact of stock options and other	3,324	1,177
TOTAL FINANCING ACTIVITIES	(9,994)	(14,375)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(88)	19
CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	1,670	(3,000)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR	$4,239	$2,569

(1)	Includes costs related to early extinguishment of debt of $346 in 2018.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Condensed Consolidated Balance Sheets
	June 30, 2019	June 30, 2018
Cash and cash equivalents	$4,239	$2,569
Available-for-sale investment securities	6,048	9,281
Accounts receivable	4,951	4,686
Inventories	5,017	4,738
Prepaid expenses and other current assets	2,218	2,046
TOTAL CURRENT ASSETS	22,473	23,320
PROPERTY, PLANT AND EQUIPMENT, NET	21,271	20,600
GOODWILL	40,273	45,175
TRADEMARKS AND OTHER INTANGIBLE ASSETS, NET	24,215	23,902
OTHER NONCURRENT ASSETS	6,863	5,313
TOTAL ASSETS	$115,095	$118,310

Accounts payable	$11,260	$10,344
Accrued and other liabilities	9,054	7,470
Debt due within one year	9,697	10,423
TOTAL CURRENT LIABILITIES	30,011	28,237
LONG-TERM DEBT	20,395	20,863
DEFERRED INCOME TAXES	6,899	6,163
OTHER NONCURRENT LIABILITIES	10,211	10,164
TOTAL LIABILITIES	67,516	65,427
TOTAL SHAREHOLDERS' EQUITY	47,579	52,883
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$115,095	$118,310

The Procter & Gamble Company
Exhibit 1: Non-GAAP Measures
In accordance with the SEC's Regulation G, the following provides definitions of the non-GAAP measures used in Procter & Gamble's July 30, 2019 earnings release and the reconciliation to the most closely related GAAP measure. We believe that these measures provide useful perspective on underlying business trends (i.e., trends excluding non-recurring or unusual items) and results and provide a supplemental measure of year-on-year results. The non-GAAP measures described below are used by management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of management. These measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered by the user in place of the related GAAP measure, but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted.
The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following items:
Incremental Restructuring: The Company has had and continues to have an ongoing level of restructuring activities. Such activities have resulted in ongoing annual restructuring related charges of approximately $250 - $500 million before tax. In 2012, the Company began a $10 billion strategic productivity and cost savings initiative that includes incremental restructuring activities. In 2017, we communicated details of an additional multi-year productivity and cost savings plan. This results in incremental restructuring charges to accelerate productivity efforts and cost savings. The adjustment to Core earnings includes only the restructuring costs above what we believe are the normal recurring level of restructuring costs.
Gain on Dissolution of the PGT Healthcare Partnership: The Company dissolved our PGT Healthcare partnership, a venture between the Company and Teva Pharmaceuticals Industries, Ltd (Teva) in the OTC consumer healthcare business, during the year ended June 30, 2019. The transaction was accounted for as a sale of the Teva portion of the PGT business; the Company recognized an after-tax gain on the dissolution of $353 million.
Transitional impacts of the U.S. Tax Act: As discussed in Note 5 to the Consolidated Financial Statements for the year ended June 30, 2018, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the "U.S. Tax Act") in December 2017. This resulted in a net charge of $602 million for the fiscal year 2018. The adjustment to core earnings only includes this transitional impact. It does not include the ongoing impacts of the lower U.S. statutory rate on pre-tax earnings.
Early debt extinguishment charges: In fiscal 2018, the Company recorded after-tax charges of $243 million, due to the early extinguishment of certain long-term debt.  These charges represent the difference between the reacquisition price and the par value of the debt extinguished.
Shave Care Impairment: In the fourth quarter of fiscal 2019, the Company recognized a one-time, non-cash, after-tax charge of $8.0 billion ($8.3 billion before tax) to adjust the carrying values of the Shave Care reporting unit. This was comprised of a before and after-tax impairment charge of $6.8 billion related to goodwill and an after-tax impairment charge of $1.2 billion ($1.6 billion before tax) to reduce the carrying value of the Gillette indefinite-lived intangible assets.
Anti-dilutive Impacts: The Shave Care impairment charges caused certain equity instruments that are normally dilutive (and hence normally assumed converted or exercised for the purposes of determining diluted net earnings per share) to be anti-dilutive. Accordingly, for U.S. GAAP, these instruments were not assumed to be converted or exercised. Specifically, in the fourth quarter and total fiscal 2019, weighted average outstanding preferred shares were not included in the diluted weighted average common shares outstanding. Additionally, in the fourth quarter of fiscal 2019, none of our outstanding share-based equity awards were included in the diluted weighted average common shares outstanding. As a result of the non-GAAP Shave Care impairment adjustment, these instruments are dilutive for non-GAAP earnings per share.

We do not view the above items to be part of our sustainable results and their exclusion from Core earnings measures provides a more comparable measure of year-on-year results. These items are also excluded when evaluating senior management in determining their at-risk compensation.
Organic sales growth*: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts from the July 1, 2018 adoption of new accounting standards for "Revenue from Contracts with Customers", acquisitions, divestitures and foreign exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis.
Core operating profit margin*: Core operating profit margin is a measure of the Company's operating margin adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.

Core gross margin: Core gross margin is a measure of the Company's gross margin adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core selling, general and administrative (SG&A) expense as a percentage of net sales: Core SG&A expense as a percentage of net sales is a measure of the Company's selling, general and administrative expenses adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company's operating efficiency over time.
Core EPS and currency-neutral Core EPS*: Core earnings per share, or Core EPS, is a measure of the Company's diluted net earnings per share adjusted as indicated. Currency-neutral Core EPS is a measure of the Company's Core EPS excluding the incremental current year impact of foreign exchange. Management views these non-GAAP measures as a useful supplemental measure of Company performance over time.
Free cash flow and Adjusted free cash flow: Free cash flow is defined as operating cash flow less capital spending. Adjusted free cash flow is defined as free cash flow excluding payments for the transitional tax resulting from the comprehensive U.S. legislation commonly referred to as the Tax Cuts and Jobs Act in December 2017 (the "U.S. Tax Act"). Adjusted free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. Management views adjusted free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments.
Adjusted free cash flow productivity*: Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings excluding the gain on dissolution of the PGT Healthcare partnership and the Shave Care impairment loss. This gain and loss are non-recurring and not considered indicative of underlying earnings performance. Management views adjusted free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Adjusted free cash flow productivity is used by management in making operating decisions, allocating financial resources and for budget planning purposes. The Company's long-term target is to generate annual adjusted free cash flow productivity at or above 90 percent.

* Measure is used to evaluate senior management and is a factor in determining their at-risk compensation.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Three Months Ended June 30, 2019
	AS REPORTED (GAAP)	ANTI-DILUTIVE IMPACTS	INCREMENTAL RESTRUCTURING	SHAVE CARE IMPAIRMENT	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	8,938	—	(192)	—	—	8,746
GROSS PROFIT	8,156	—	192	—	—	8,348
GROSS MARGIN	47.7%	—%	1.1%	—%	—%	48.8%
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE	5,003	—	(5)	—	—	4,998
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	29.3%	—%	—%	—%	(0.1)%	29.2%
OPERATING INCOME	(5,192)	—	197	8,345	—	3,350
OPERATING PROFIT MARGIN	(30.4)%	—%	1.1%	48.8%	0.1%	19.6%
NET EARNINGS ATTRIBUTABLE TO P&G	(5,241)	—	164	7,978	—	2,901
						Core EPS:
Diluted Net Earnings attributable to common shareholders (1)	(5,308)	67	164	7,978	—	2,901
Diluted Weighted Average Common Shares Outstanding (1)	2,509.6	136.3				2,645.9
DILUTED NET EARNINGS PER COMMON SHARE	(2.12)	0.14	0.06	3.02	—	1.10
	CURRENCY IMPACT TO CORE EARNINGS					0.08
	CURRENCY-NEUTRAL CORE EPS					1.18
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,509.6
COMMON STOCK OUTSTANDING AS OF JUNE 30, 2019	2,498.1
(1) The reduction in net earnings from the current period charge for the Shave Care impairment caused the preferred shares outstanding to be anti-dilutive. Accordingly, for U.S. GAAP, the preferred shares were not assumed to be converted into common shares for diluted earnings per share and the related dividends paid to the preferred shareholders were deducted from net income to calculate earnings available to common shareholders. Excluding the impairment charge results in higher non-GAAP earnings, which causes the preferred shares to be dilutive. The adjustments in these rows are made to reflect the dilutive preferred share impact resulting from the Shave Care impairment charge adjustment. Weighted average shares also adds back share-based equity awards that were anti-dilutive for U.S. GAAP purposes as a result of the Shave Care impairment.

CHANGE VERSUS YEAR AGO
CORE GROSS MARGIN	120	BPS
CORE SELLING GENERAL & ADMINISTRATIVE EXPENSE AS A % OF NET SALES	(20)	BPS
CORE OPERATING PROFIT MARGIN	130	BPS
CORE EPS	17%
CURRENCY-NEUTRAL CORE EPS	26%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Three Months Ended June 30, 2018
	AS REPORTED (GAAP)	INCREMENTAL RESTRUCTURING	TRANSITIONAL IMPACTS OF THE U.S. TAX ACT	EARLY DEBT EXTINGUISHMENT	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	9,070	(428)	—	—	(1)	8,641
GROSS PROFIT	7,433	428	—	—	1	7,862
GROSS MARGIN	45.0%	2.6%	—%	—%	—%	47.6%
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE	4,846	(3)	—	—	2	4,845
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	29.4%	—%	—%	—%	—%	29.4%
OPERATING INCOME	2,587	431	—	—	(1)	3,017
OPERATING PROFIT MARGIN	15.7%	2.6%	—%	—%	—%	18.3%
NET EARNINGS ATTRIBUTABLE TO P&G	1,891	368	(48)	243	(1)	2,453
						Core EPS:
DILUTED NET EARNINGS PER COMMON SHARE*	0.72	0.14	(0.02)	0.09	0.01	0.94
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,620.9

*	Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Twelve Months Ended June 30, 2019
	AS REPORTED (GAAP)	ANTI-DILUTIVE IMPACTS	INCREMENTAL RESTRUCTURING	SHAVE CARE IMPAIRMENT	GAIN ON DISSOLUTION OF PGT PARTNERSHIP	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	34,768	—	(426)	—	—	—	34,342
GROSS PROFIT	32,916	—	426	—	—	—	33,342
GROSS MARGIN	48.6%	—%	0.6%	—%	—%	0.1%	49.3%
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE	19,084	—	23	—	—	(1)	19,106
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	28.2%	—%	—%	—%	—%	—%	28.2%
OPERATING INCOME	5,487	—	403	8,345	—	1	14,236
OPERATING PROFIT MARGIN	8.1%	—%	0.6%	12.3%	—%	—%	21.0%
NET EARNINGS ATTRIBUTABLE TO P&G	3,897	—	354	7,978	(353)	1	11,877
							Core EPS:
Diluted Net Earnings attributable to common shareholders (1)	3,634	263	354	7,978	(353)	1	11,877
Diluted Weighted Average Common Shares Outstanding (1)	2,539.5	90.2					2,629.7
DILUTED NET EARNINGS PER COMMON SHARE	1.43	0.06	0.13	3.03	(0.13)	—	4.52
	CURRENCY IMPACT TO CORE EARNINGS						0.35
	CURRENCY-NEUTRAL CORE EPS						4.87
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,539.5
COMMON STOCK OUTSTANDING AS OF JUNE 30, 2019	2,498.1
(1) The reduction in net earnings from the current period charge for Shave Care impairment caused the preferred shares outstanding to be anti-dilutive. Accordingly, for U.S. GAAP, the preferred shares were not assumed to be converted into common for diluted earnings per share and the related dividends paid to the preferred shareholders were deducted from net income to calculate earnings available to common shareholders. Excluding the impairment charge results in higher non-GAAP earnings, which causes the preferred shares to be dilutive. The adjustments in these rows are made to reflect the dilutive preferred share impact resulting from the Shave Care impairment charge adjustment.

CHANGE VERSUS YEAR AGO
CORE EPS	7%
CURRENCY NEUTRAL CORE EPS	15%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Twelve Months Ended June 30, 2018
	AS REPORTED (GAAP)	INCREMENTAL RESTRUCTURING	TRANSITIONAL IMPACTS OF THE U.S. TAX ACT	EARLY DEBT EXTINGUISHMENT	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	34,432	(724)	—	—	(1)	33,707
GROSS PROFIT	32,400	724	—	—	1	33,125
GROSS MARGIN	48.5%	1.1%	—%	—%	—%	49.6%
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE	19,037	(1)	—	—	1	19,037
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	28.5%	—%	—%	—%	—%	28.5%
OPERATING INCOME	13,363	725	—	—	—	14,088
OPERATING PROFIT MARGIN	20.0%	1.1%	—%	—%	—%	21.1%
NET EARNINGS ATTRIBUTABLE TO P&G	9,750	610	602	243	(1)	11,204
						Core EPS:
DILUTED NET EARNINGS PER COMMON SHARE*	3.67	0.23	0.23	0.09	—	4.22
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,656.7

*	Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

Organic sales growth:
The reconciliation of reported sales growth to organic sales is as follows:

April - June 2019	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other*	Organic Sales Growth
Beauty	3%	5%	—%	8%
Grooming	(3)%	6%	1%	4%
Health Care	13%	4%	(7)%	10%
Fabric & Home Care	5%	4%	1%	10%
Baby, Feminine & Family Care	1%	4%	—%	5%
Total Company	4%	4%	(1)%	7%

FY 2019	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other*	Organic Sales Growth
Total Company	1%	4%	—%	5%
* Other includes the sales mix impact from acquisitions and divestitures, the impact from the July 1, 2018 adoption of new accounting standards for "Revenue from Contracts with Customers" and rounding impacts necessary to reconcile volume to net sales.

Total Company	Net Sales Growth	Combined Foreign Exchange & Acquisition/Divestiture Impact*	Organic Sales Growth
FY 2020 (Estimate)	+3% to +4%	-%	+3% to +4%
*Other includes rounding impacts necessary to reconcile volume to net sales.
Core EPS:

Total Company	Diluted EPS Growth	Impact of Change in Non-Core Items*	Core EPS Growth
FY 2020 (Estimate)	+222% to +240%	(218%) to (231%)	+4% to +9%

*	Includes impact of gain on PGT Healthcare joint venture dissolution and Shave Care impairment in fiscal year 2019 and year over year changes in incremental non-core restructuring charges.
Adjusted free cash flow (dollars in millions):

Three Months Ended June 30, 2019
Operating Cash Flow	Capital Spending	Free Cash Flow
$4,151	$(814)	$3,337

Twelve Months Ended June 30, 2019
Operating Cash Flow	Capital Spending	U.S. Tax Act Payments	Adjusted Free Cash Flow
$15,242	$(3,347)	$235	$12,130
Adjusted free cash flow productivity (dollars in millions):

Three Months Ended June 30, 2019
Net Earnings	Adjustment to Net Earnings (1)	Adjusted Net Earnings	Free Cash Flow	Adjusted Free Cash Flow Productivity
$(5,237)	$7,978	$2,741	$3,337	122%

(1)	Adjustment to Net Earnings relates to the Shave Care impairment charge.

Twelve Months Ended June 30, 2019
Net Earnings	Adjustments to Net Earnings (1)	Adjusted Net Earnings	Adjusted Free Cash Flow	Adjusted Free Cash Flow Productivity
$3,966	$7,625	$11,591	$12,130	105%

(1)	Adjustments to Net Earnings relate to the gain on the dissolution of the PGT Healthcare joint venture and the Shave Care impairment charge.